Exhibit 3.4

RICH UNCLES NNN REIT, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors of Rich Uncles NNN REIT, Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.7.10 of Article 7 of the charter of the Corporation (the “Charter”), has increased the Common Shares Ownership Limit (as defined in the Charter) to 9.8% of the outstanding Common Shares (as defined in the Charter) of the Corporation.

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of August, 2017.

ATTEST:		RICH UNCLES NNN REIT, INC.

By:	/s/ Jean Ho	By:	/s/ Harold Hofer
	Name: Jean Ho		Name: Harold Hofer
	Title: Secretary		Title: Chief Executive Officer